EXHIBIT 99.1

MercadoLibre, Inc. Reports Fourth Quarter and Full Year 2014 Financial Results

*Fourth Quarter Sold Items of 29.0 million, 101.3 million for Full Year

* Fourth Quarter Net Revenues of $161.4 million, growing 20% in USD despite currency headwinds

*Fourth Quarter Net Income of $34.2 million resulting in a $0.76 EPS.

BUENOS AIRES, Argentina, Feb. 25, 2015 (GLOBE NEWSWIRE) -- MercadoLibre, Inc. (Nasdaq:MELI) (http://www.mercadolibre.com), Latin America's leading e-commerce technology company, today reported financial results for the fourth quarter and fiscal year ended December 31, 2014.

Pedro Arnt, Chief Financial Officer of MercadoLibre, Inc., commented, "MercadoLibre's strong 2014 results are a reflection of the ongoing success of the enhanced marketplace model we are deploying. Facilitating e-commerce in 12 Latin American countries, we remain the leading operator in these markets and our core focus in the new year will continue to be guided by our strategic initiatives: driving payment and shipping solutions, increasing adoption of mobile commerce, attracting new brands and vendors, tailoring vertical solutions, while placing customer experience at the forefront of it all. We trust that if we execute on these fronts, our company will be in great shape for many years to come."

Full Year 2014 Business Highlights

  101.3 million Items Sold through MercadoLibre, a growth of 22.0% year-over-year, resulting in a Gross Merchandise Volume of $7.1 billion.
  46.3 million Total Payment Transactions, accelerating to 46.7% compared with a year ago, leading to a full-year Total Payment Volume of $3.5 billion.
  Consolidated Net Revenues for the full year were $556.5 million, an increase of 17.8% year-over-year.
  Full-year net income was $72.7 million, or $1.63 per share. Excluding effects of Venezuelan devaluation during 2014, net income for the full year would have been $127.4 million, an increase of 8.4% year-over-year, or $2.89 per share.

Fourth Quarter 2014 Operational Highlights

  Items sold in the fourth quarter of 2014 increased 27.2% to 29.0 million. As in previous quarters, this increase was primarily driven by Brazil's operation, which posted strong growth of 32.6% year over year. Gross Merchandise Volume was $1,797.3 million, a 16.0% decrease in USD, mainly attributable to foreign exchange headwinds. In local currencies, Gross Merchandise Volume grew 85.0% and 27.8% excluding Venezuela.
  Total payment transactions through MercadoPago accelerating, for the fifth consecutive quarter, 58.2% to 14.2 million. Total payment volume was $1,098.6 million in the last quarter of 2014, a year-over-year growth of 107.3% in local currencies and 47.3% in USD.

Strong results across the business fueled by the execution of strategic initiatives:

  Brazil leading the way towards an enhanced marketplace, with on-platform payments penetration increasing by 30 percentage points of gross merchandise volume year-over-year and 7 quarter-on-quarter.
  Financing revenues accelerating in local currencies above 90% year-over-year in the three-month period, primarily driven by the positive response to interest-free listing type in Brazil. This initiative was launched in Mexico during the fourth quarter.
  MercadoEnvios, successfully launched in Mexico during the quarter, shipped 35% of Brazil's sold items on the platform and 14% in Argentina.
  Mobile continued to increase penetration of Gross Merchandise Volume and drive user registration. In mobile payments, introduced MercadoPago's digital wallet mobile app, the Software Development Kit to enable integration of MercadoPago in third party apps and launched a pilot of the mobile POS solution in Brazil.
  Reached 545 Official Stores for large brands across 7 countries by the end of the quarter.
  Investments and efforts in Customer Experience continued to translate into record gains in Net Promoter Score and decreases in contact rates to customer service during the quarter.

Fourth Quarter 2014 Financial Highlights

  Net revenues for the fourth quarter were $161.4 million, a year-over-year growth of 19.9%. Excluding Venezuela, Net revenues grew 40.4% in USD and 69.6% in local currencies. Brazil, our biggest market, grew revenues by 61.1% in local currencies.
  Gross profit for the fourth quarter of 2014 was $113.7 million. Gross profit margin was 70.5%, down from 73.1% in the fourth quarter of 2013. Margins were impacted primarily by a tough comparison in sales tax as well as higher processing fees related to increased volumes transacted through MercadoPago.
  Total operating expenses were $68.5 million, 42.4% of net revenues, up from 34.4% in last year's fourth quarter. An increase in marketing expenses aimed at customer acquisition and retention, larger Long Term Retention Plan accrual and the devaluation in Venezuela drive this contraction year over year.
  Income from operations was, as a result, $45.2 million; a year-over-year decrease of 13.2% in USD. Excluding Venezuela, Income from Operations grew by 10.6% in USD and 3.6% in local currencies. Operating income margin was 28.0%, decreasing from 38.7% in the year ago period.
  Interest income grew 90.2% year-over-year to $4.4 million, due to higher interest rates on larger amounts invested, including the proceeds from the Convertible Bond issued in the second quarter of 2014 and stored balance from MercadoPago. Our forex line saw a $5.2 million gain due to the appreciation of USD balances held by our subsidiaries. These gains were partly offset by $4.9 million of financial expenses related predominantly to the above-mentioned Convertible Bond.
  Net income before taxes was $50.0 million, a 10.5% year-over-year decrease in USD. Excluding Venezuela, Net Income before taxes grew 10.8% in USD and 8.1% in local currencies.
  Blended tax rate for the three months period was 31.6%, compared to 26.8% in the last year's same period. The expiration of the Software Development Law in Argentina, an increase in the tax rate of Venezuela and the financial expenses of the Convertible Bond, which are only deductible in the U.S., account for most of the increase.
  Net income was $34.2 million, a year-over-year decrease of 16.3% in USD, a 5.2% increase in USD (excluding Venezuela) and negative 7.2% in local currencies (excluding Venezuela). Earnings per share for the fourth quarter were $0.76.
  Free cash flow, defined as cash from operating activities less payment for the acquisition of property, equipment, intangible assets and payment for acquired businesses net of cash acquired, was $39.4 million.*

(*) See note on "Non-GAAP Financial Measures"

Fourth Quarter 2014 Corporate Highlights

  On December 15, 2014, MercadoLibre acquired 100% of equity interest of Business Vision S.A., a software development company located and organized under the laws of the Buenos Aires City, Argentina. The objective of the acquisition was to enhance the capabilities of the Company in terms of software development.
  We declared a quarterly dividend of $0.103 per share, payable on April 15, 2015 to shareholders of record as of the close of business on March 31, 2015.

The following table summarizes certain key performance metrics for the three months ended December 31, 2014 and 2013.

Three months ended December 31, (in MM)	2014	2013	%YoY	%YoY Constant USD
Total confirmed registered users at the end of period	120.9	99.5	21.6%	--
New confirmed registered users during the period	5.7	4.5	28.1%	--
Gross merchandise volume	$ 1,797.3	$ 2,138.9	-16.0%	85.0%
Items sold	29.0	22.8	27.2%	--
Total payments volume	$ 1,098.6	$ 746.0	47.3%	107.3%
Total payments transactions	14.2	9.0	58.2%	--

The table above may not total due to rounding.

Table of Year-on-Year Local Currency Revenue Growth Rates by Quarter

	YoY Growth rates at previous years exchange rates
Consolidated Net Revenues
	Q4'13	Q1'14	Q2'14	Q3'14	Q4'14
Brazil	29%	30%	34%	49%	61%
Argentina	69%	65%	76%	84%	98%
Mexico	20%	9%	25%	23%	21%
Venezuela	104%	116%	167%	220%	253%
Others	15%	32%	53%	59%	61%
Total	50%	50%	66%	89%	109%

Conference Call and Webcast

The Company will host a conference call and audio webcast on February 25, 2015 at 4:30 p.m. Eastern Time. The conference call may be accessed by dialing +(970) 315-0420 or +(877) 303-7209 (Conference ID 85416866) and requesting inclusion in the call for MercadoLibre. The live conference call can be accessed via audio webcast at the investor relations section of the Company's website, at http://investor.mercadolibre.com. An archive of the webcast will be available for one week following the conclusion of the conference call.

Definition of Selected Operational Metrics

Total confirmed registered users – Measure of the cumulative number of users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July '12, registration and confirmation take place in the same step of the registration flow.

New confirmed registered users – Measure of the number of new users who have registered on the MercadoLibre platform (including MercadoPago) and confirmed their registration. Since July'12, registration and confirmation take place in the same step of the registration flow.

Gross merchandise volume – Measure of the total U.S. dollar sum of all transactions completed through the MercadoLibre Marketplace, excluding motor vehicles, vessels, aircraft, real estate, and services.

Items sold – Measure of the number of items sold/purchased through the MercadoLibre Marketplace.

Total payment volume – Measure of total U.S. dollar sum of all transactions paid for using MercadoPago.

Total payment transactions – Measure of the number of all transactions completed using MercadoPago.

Operating margin – Defined as income from operations as a percentage of net revenues.

Blended tax rate – Defined as income and asset tax expense as a percentage of income before income and assets tax.

Net income margin – Defined as net income as a percentage of net revenues.

Free Cash Flow – Defined as cash flows from operating activities less property, equipment, intangible assets and payment for acquired business net of cash acquired.

Local Currency Growth Rates – Calculated by using the average monthly exchange rate for each month during the previous year and applying it to the corresponding month in the current year, so as to calculate what the growth would have been had exchange rates been the same throughout both periods.

Excluding Venezuela – Given the current currency distortions and hyperinflation present in Venezuela, the Company's growth data disclosed above excludes the impact of the results of operations from its Venezuelan subsidiaries. The disclosure of this data enables investors to evaluate the company's operating performance from period to period without the distortions caused by Venezuela's hyperinflation and foreign exchange policies.

About MercadoLibre

Founded in 1999, MercadoLibre is Latin America's leading e-commerce technology company. Through its primary platforms, MercadoLibre.com and MercadoPago.com, it provides solutions to individuals and companies buying, selling, advertising, and paying for goods and services online.

MercadoLibre.com serves millions of users and creates a market for a wide variety of goods and services in an easy, safe and efficient way. The site is among the top 50 in the world in terms of page views and is the leading retail platform in unique visitors in the major countries in which it operates according to metrics provided by comScore Networks.  The Company is listed on NASDAQ (Nasdaq:MELI) following its initial public offering in 2007.

For more information about the Company visit: http://investor.mercadolibre.com.

The MercadoLibre, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4193

Consolidated balance sheets
	December 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$ 223,144,226	$ 140,285,104
Short-term investments	148,809,539	76,593,214
Accounts receivable, net	46,672,495	25,884,260
Credit cards receivables, net	85,162,276	52,045,851
Prepaid expenses	3,457,693	3,836,081
Deferred tax assets	11,519,522	16,030,880
Other assets	13,984,467	11,488,845
Total current assets	532,750,218	326,164,235
Non-current assets:
Long-term investments	205,265,042	45,719,737
Property and equipment, net	91,544,836	131,371,909
Goodwill	68,828,504	55,101,218
Intangible assets, net	23,171,349	6,591,585
Deferred tax assets	21,553,696	3,014,905
Other assets	23,734,090	24,399,184
Total non-current assets	434,097,517	266,198,538

Total assets	$ 966,847,735	$ 592,362,773

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$ 58,005,734	$ 34,405,333
Funds payable to customers	165,033,797	129,038,663
Salaries and social security payable	28,777,045	23,182,811
Taxes payable	26,012,849	17,854,110
Loans payable and other financial liabilities	1,641,646	13,370,823
Deferred tax liabilities	1,644,706	--
Other liabilities	4,176,830	--
Dividends payable	7,329,546	6,313,869
Total current liabilities	292,622,153	224,165,609
Non-current liabilities:
Salaries and social security payable	11,326,318	9,185,269
Loans payable and other financial liabilities	282,184,331	2,489,819
Deferred tax liabilities	18,745,855	5,339,359
Other liabilities	6,180,668	3,699,109
Total non-current liabilities	318,437,172	20,713,556
Total liabilities	$ 611,059,325	$ 244,879,165

Commitments and contingencies
Redeemable noncontrolling interest	$ --	$ 4,000,000
Equity:
Common stock, $0.001 par value, 110,000,000 shares authorized, 44,154,572 and 44,153,473 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	$ 44,154	$ 44,153
Additional paid-in capital	137,644,989	121,562,193
Treasury stock	--	(1,012,216)
Retained earnings	353,173,098	310,345,448
Accumulated other comprehensive loss	(135,073,831)	(87,455,970)
Total Equity	355,788,410	343,483,608

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$ 966,847,735	$ 592,362,773

Consolidated statements of income
	Year Ended December 31,			Three Months Ended December 31,
	2014	2013	2012	2014	2013
				(Unaudited)
Net revenues	$ 556,536,002	$ 472,594,709	$ 373,601,494	$ 161,369,648	$ 134,630,171
Cost of net revenues	(158,978,001)	(130,076,879)	(98,085,644)	(47,665,120)	(36,205,508)
Gross profit	397,558,001	342,517,830	275,515,850	113,704,528	98,424,663

Operating expenses:
Product and technology development	(53,599,639)	(40,888,139)	(28,626,880)	(16,027,166)	(9,670,938)
Sales and marketing	(111,627,304)	(90,484,296)	(72,002,954)	(33,400,004)	(23,147,365)
General and administrative	(62,364,509)	(57,606,340)	(45,228,145)	(19,040,984)	(13,487,284)
Impairment of Long-Lived Assets	(49,495,686)	--	--	--	--
Total operating expenses	(277,087,138)	(188,978,775)	(145,857,979)	(68,468,154)	(46,305,587)
Income from operations	120,470,863	153,539,055	129,657,871	45,236,374	52,119,076

Other income (expenses):
Interest income and other financial gains	15,335,853	10,668,593	11,877,375	4,366,406	2,295,481
Interest expense and other financial losses	(11,659,356)	(2,355,929)	(1,138,379)	(4,940,897)	(976,413)
Foreign currency (loss) / gain	(2,351,539)	1,258,476	11,597	5,299,482	2,331,729
Other losses net	--	(751)	(190,938)	--	43,806
Net income before income / asset tax expense	121,795,821	163,109,444	140,217,526	49,961,365	55,813,679

Income / asset tax expense	(49,143,050)	(45,583,181)	(38,871,379)	(15,800,037)	(14,977,714)
Net income	$ 72,652,771	$ 117,526,263	$ 101,346,147	$ 34,161,328	$ 40,835,965

Less: Net Income attributable to Redeemable
Noncontrolling Interest	72,220	18,825	98,849	16,212	72,037
Net income attributable to MercadoLibre, Inc. shareholders	$ 72,580,551	$ 117,507,438	$ 101,247,298	$ 34,145,116	$ 40,763,928

	Year Ended December 31,			Three Months Ended December 31,
	2014	2013	2012	2014	2013
				(Unaudited)
Basic EPS
Basic net income attributable to MercadoLibre, Inc.
Shareholders per common share	$ 1.63	$ 2.66	$ 2.30	$ 0.76	$ 0.66

Weighted average of outstanding common shares	44,153,884	44,152,600	44,147,861	44,154,412	44,152,933

Diluted EPS
Diluted net income attributable to MercadoLibre, Inc.
Shareholders per common share	$ 1.63	$ 2.66	$ 2.30	$ 0.76	$ 0.66

Weighted average of outstanding common shares	44,153,884	44,152,600	44,149,838	44,154,412	44,152,933

Cash Dividends declared	0.664	0.572	0.436	0.166	0.143

Consolidated statements of cash flows
	Year Ended December 31,
	2014	2013	2012

Cash flows from operations:
Net income attributable to MercadoLibre, Inc. Shareholders	$ 72,580,551	$ 117,507,438	$ 101,247,298
Adjustments to reconcile net income to net cash provided by operating activities:
Net income attributable to Redeemable Noncontrolling Interest	72,220	18,825	98,849
Net Devaluation Loss in Venezuela and Argentina	13,808,146	6,420,929	--
Impairment of Long-Lived Assets	49,495,686	--	--
Depreciation and amortization	16,946,897	11,878,565	8,959,293
Accrued interest	(9,028,868)	(9,882,991)	(7,630,203)
Convertible bonds accrued interest and amortization of debt discount	7,874,295	--	--
LTRP accrued compensation	11,851,615	11,645,077	4,442,822
Deferred income taxes	(20,236,973)	(7,847,513)	(492,362)
Changes in assets and liabilities:
Accounts receivable	(36,119,868)	(22,764,177)	(8,651,951)
Credit Card Receivables	(45,520,887)	(27,315,403)	(15,570,142)
Prepaid expenses	(157,324)	(2,074,543)	(898,959)
Other assets	(5,981,661)	(23,127,493)	(5,809,218)
Accounts payable and accrued expenses	68,780,586	26,037,488	18,061,683
Funds payable to customers	61,072,045	47,557,504	39,889,201
Other liabilities	1,675,258	2,986,452	1,153,610
Interest received from investments	9,681,566	11,473,203	5,091,468
Net cash provided by operating activities	196,793,284	142,513,361	139,891,389
Cash flows from investing activities:
Purchase of investments	(2,577,130,038)	(1,135,940,553)	(539,355,434)
Proceeds from sale and maturity of investments	2,330,835,825	1,174,789,615	472,871,652
Payment for acquired businesses, net of cash acquired	(36,814,136)	(3,423,439)	--
Payment of remaining amount from business acquisition	(4,000,000)	--	--
Purchases of intangible assets	(856,948)	(458,804)	(1,390,654)
Purchases of property and equipment	(34,425,957)	(113,755,566)	(16,747,746)
Net cash used in investing activities	(322,391,254)	(78,788,747)	(84,622,182)
Cash flows from financing activities:
Funds received from the issuance of convertible notes	330,000,000	--	--
Transaction costs from the issuance of convertible notes	(8,083,625)	--	--
Purchase of convertible note capped call	(19,668,000)	--	--
Loans payable and other financial liabilities	--	31,453,613	--
Payments on loans payable and other financial liabilities	(7,704,636)	(15,936,551)	--
Dividends paid	(28,302,507)	(23,754,005)	(17,968,004)
Repurchase of Common Stock	(1,944,307)	(1,012,225)	--
Stock options exercised	--	3,020	5,700
Net cash provided by (used in) financing activities	264,296,925	(9,246,148)	(17,962,304)
Effect of exchange rate changes on cash and cash equivalents	(55,839,833)	(15,682,364)	(3,199,578)
Net increase in cash and cash equivalents	82,859,122	38,796,102	34,107,325
Cash and cash equivalents, beginning of the year	140,285,104	101,489,002	67,381,677

Cash and cash equivalents, end of the year	$ 223,144,226	$ 140,285,104	$ 101,489,002

Financial results of reporting segments
	Year Ended December 31, 2014
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 273,638,197	$150,667,541	$ 37,668,802	$ 58,025,886	$ 36,535,576	$ 556,536,002
Direct costs	(158,412,078)	(81,273,193)	(24,067,532)	(16,584,667)	(20,163,263)	(300,500,733)
Impairment of Long-lived Assets	--	--	--	(49,495,686)	--	(49,495,686)
Direct contribution	115,226,119	69,394,348	13,601,270	(8,054,467)	16,372,313	206,539,583

Operating expenses and indirect costs of net revenues						(86,068,720)
Income from operations						120,470,863

Other income (expenses):
Interest income and other financial gains						15,335,853
Interest expense and other financial losses						(11,659,356)
Foreign currency loss						(2,351,539)
Other gains, net						--
Net income before income / asset tax expense						$ 121,795,821

	Year Ended December 31, 2013
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 206,394,480	$122,123,347	$ 32,843,482	$ 84,572,485	$ 26,660,915	$ 472,594,709
Direct costs	(119,422,924)	(66,492,770)	(18,558,010)	(29,578,762)	(12,339,112)	(246,391,578)
Direct contribution	86,971,556	55,630,577	14,285,472	54,993,723	14,321,803	226,203,131

Operating expenses and indirect costs of net revenues						(72,664,076)
Income from operations						153,539,055

Other income (expenses):
Interest income and other financial gains						10,668,593
Interest expense and other financial losses						(2,355,929)
Foreign currency gains						1,258,476
Other losses, net						(751)
Net income before income / asset tax expense						163,109,444

	Year Ended December 31, 2012
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 179,639,592	$ 88,513,640	$ 26,987,130	$ 54,676,170	$ 23,784,962	$ 373,601,494
Direct costs	(104,501,652)	(41,841,587)	(14,912,375)	(17,768,989)	(11,458,627)	(190,483,230)
Direct contribution	75,137,940	46,672,053	12,074,755	36,907,181	12,326,335	183,118,264

Operating expenses and indirect costs of net revenues						(53,460,393)
Income from operations						129,657,871

Other income (expenses):
Interest income and other financial gains						11,877,375
Interest expense and other financial losses						(1,138,379)
Foreign currency gain						11,597
Other losses, net						(190,938)
Net income before income / asset tax expense						$ 140,217,526

	Three Months Ended December 31, 2014
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 79,628,413	$ 48,485,977	$ 10,364,916	$ 12,841,608	$ 10,048,734	$ 161,369,648
Direct costs	(46,883,787)	(26,358,985)	(7,102,151)	(3,462,985)	(5,636,156)	(89,444,064)
Direct contribution	32,744,626	22,126,992	3,262,765	9,378,623	4,412,578	71,925,584

Operating expenses and indirect costs of net revenues						(26,689,210)
Income from operations						45,236,374

Other income (expenses):
Interest income and other financial gains						4,366,406
Interest expense and other financial losses						(4,940,897)
Foreign currency gains						5,299,482
Other gains, net						--
Net income before income / asset tax expense						$ 49,961,365

	Three Months Ended December 31, 2013
	Brazil	Argentina	Mexico	Venezuela	Other Countries	Total

Net revenues	$ 55,249,748	$ 34,362,444	$ 9,086,505	$ 28,877,100	$ 7,054,374	$ 134,630,171
Direct costs	(30,193,588)	(18,427,699)	(4,207,763)	(9,169,908)	(3,391,509)	(65,390,467)
Direct contribution	25,056,160	15,934,744	4,878,743	19,707,192	3,662,865	69,239,704

Operating expenses and indirect costs of net revenues						(17,120,628)
Income from operations						52,119,076

Other income (expenses):
Interest income and other financial gains						2,295,481
Interest expense and other financial losses						(976,413)
Foreign currency gains						2,331,729
Other gains, net						43,806
Net income before income / asset tax expense						$ 55,813,679

Non-GAAP Financial Measures

To supplement our interim condensed consolidated financial statements presented in accordance with generally accepted accounting principles in the United States (U.S. GAAP), we use free cash flows, adjusted net income before income / asset tax, adjusted income / asset tax, adjusted net income, adjusted blended tax rate and adjusted earnings per share as non-GAAP measures.

These non-GAAP measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. These non-GAAP financial measures should only be used to evaluate our results of operations in conjunction with the most comparable GAAP financial measures.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures can be found in the tables included in this press release.

Non-GAAP financial measures are provided to enhance investors' overall understanding of our current financial performance. Specifically, we believe that free cash flow provides useful information to both management and investors by excluding payments for the acquisition of property, equipment, of intangible assets and of acquired businesses net of cash acquired, that may not be indicative of our core operating results. In addition, we report free cash flows to investors because we believe that the inclusion of this measure provides consistency in our financial reporting.

Free cash flow represents cash from operating activities less payment for the acquisition of property, equipment and intangible assets and acquired businesses net of cash acquired. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by our operations after the purchase of property, equipment, of intangible assets and of acquired businesses net of cash acquired. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in our cash balance for the period.

Reconciliation of Operating Cash Flows to Free Cash Flows:

	Three Months Ended December 31,
	2014	2013

Net Cash provided by Operating Activities	$ 58.4	$ 19.7

Payment for acquired businesses, net of cash acquired	(8.7)	--

Purchase of intangible assets	(0.3)	(0.5)

Purchases of property and equipment	(10.0)	(37.9)

Free cash flows	$ 39.4	$ (18.7)

The table above may not total due to rounding.

Venezuelan segment – Recent developments

In February 2015, the Venezuelan government announced the unification of the SICAD 1 and SICAD 2 foreign exchange systems into SICAD, at an initial public foreign exchange price of 12 Bolivares Fuertes ("BsF") per USD. Additionally, it created the "Sistema Marginal de Divisas -SIMADI", a new foreign exchange market, in which the foreign exchange rate should be published daily by the Central Bank of Venezuela. The first foreign exchange rate was published on February 12, 2015 at 170.039 BsF per USD. The Company is assessing the implications of these new Venezuelan foreign exchange regulations and any other that may be established, to determine whether they will have any effect on the accounting of the financial position and results of operations in Venezuela in 2015. In order to assist investors in their understanding of the impact of a hypothetical Venezuelan devaluation, the Form 10-K will include a foreign currency sensitivity analysis of the Direct Contribution margin considering an exchange rate of 170 BsF per USD for the full year 2014, and the one-time re-measurement charges that could be expected, simulating a hypothetical devaluation in the near end of 2014.

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